Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Jason Freuchtel - Director, Investor Relations
(205) 380-7121

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2021 RESULTS

•Fourth Quarter Comparable Sales Increased 21.9%; Full Year Comparable Sales Increased 22.2%
•Fourth Quarter Brick and Mortar Comparable Sales Increased 17.7%
•Fourth Quarter E-Commerce Comparable Sales Increased 44.8%
•Fourth Quarter Diluted EPS of $1.39; Adjusted Diluted EPS of $1.40
•Full Year Diluted EPS of $4.36; Adjusted Diluted EPS of $6.12

BIRMINGHAM, Ala. (March 5, 2021) - Hibbett Sports, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its fourth quarter and fiscal year ended January 30, 2021, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “The strong momentum that we experienced in our business in the second and third quarters continued in the fourth quarter. Our ongoing ability to deliver a compelling assortment of merchandise through superior customer service and a best-in-class omni-channel platform generated outstanding fourth quarter performance in both sales and profitability and provided a strong conclusion to a record-setting Fiscal 2021. The resilience of our team members, our customers and our business model contributed to transaction growth and a higher average ticket both in-store and online during the fourth quarter.”

Mr. Longo continued, “Our vendor partners recognize the value of the connections we make with the customers that shop with Hibbett and City Gear. We believe that the relationships with our vendor partners will likely continue to strengthen as we become even more engaged with the athletically-inspired consumer in the communities we serve.”

Finally, Mr. Longo added, “Following a record year, we believe the Hibbett and City Gear brands are positioned very well in the industry and the momentum we have created in Fiscal 2021 is sustainable. We will remain focused on providing attractive and differentiated customer experiences in stores and online.”

Fourth Quarter Results

Net sales for the 13-week period ended January 30, 2021, increased 20.4% to $376.8 million compared with $313.0 million for the 13-week period ended February 1, 2020. Comparable sales increased 21.9%. Brick and mortar comparable sales increased 17.7%. E-commerce comparable sales grew by 44.8% and represented 17.1% of total net sales for the fourth quarter compared to 14.2% in the prior year fourth quarter. We believe the increase in overall sales was positively impacted by continued strength in omni-channel adoption, improved new customer retention, availability of in-demand footwear, apparel and accessories, and incremental stimulus payments which collectively helped increase the revenue per transaction in the quarter.

Gross margin was 37.1% of net sales for the 13-week period ended January 30, 2021, compared with 31.5% of net sales for the 13-week period ended February 1, 2020. The approximate 560 basis point increase was driven by higher sell through, a low promotional environment, and leverage of store occupancy expenses. These impacts were slightly offset by a higher mix of e-commerce sales, which carries a lower margin due to incremental shipping costs. Our gross margin of 37.1% compared to a non-GAAP gross margin of 31.3% in the prior year.

Exhibit 99.1

Store operating, selling and administrative (SG&A) expenses were 26.8% of net sales for the 13-week period ended January 30, 2021, which was consistent with the 26.8% of net sales for the 13-week period ended February 1, 2020. In terms of dollar spend, employee compensation, advertising, variable expenses associated with higher sales volume and asset impairments due to accelerating the closure of poor performing stores were the main drivers of the increase. City Gear acquisition and integration expenses were significantly lower in the current year quarter than in the same period last year. Excluding these acquisition and integration costs, comparable SG&A expenses on a non-GAAP basis increased approximately 140 basis points to 26.7% of net sales for the 13-week period ended January 30, 2021, from 25.3% of net sales for the 13-week period ended February 1, 2020. This increase was primarily driven by asset impairments, higher advertising costs and expenses associated with increased e-commerce activity.

Net income for the 13-week period ended January 30, 2021, was $23.9 million, or $1.39 per diluted share, compared with net income of $6.0 million, or $0.34 per diluted share, for the 13-week period ended February 1, 2020. On an adjusted basis, net income for the 13-week period ended January 30, 2021, was $24.1 million, or $1.40 per diluted share, compared with adjusted net income for the 13-week period ended February 1, 2020, of $9.0 million, or $0.51 per diluted share.

During the fourth quarter, we opened 10 new stores, rebranded four Hibbett stores to City Gear stores and closed 21 stores, bringing the store base to 1,067 in 35 states as of January 30, 2021. Store closures were composed of underperforming stores and rebrands.

We ended the fourth quarter of Fiscal 2021 with $209.3 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet. As of January 30, 2021, we had no debt outstanding and full availability under our $75.0 million secured credit facility.

Inventory at the end of the fourth quarter of Fiscal 2021 was $202.0 million, a 29.9% decrease compared to the prior year fourth quarter. Strong brick and mortar and e-commerce demand during the quarter in addition to ongoing constraints in the supply chain were the main drivers of the inventory reduction.

Fiscal Year Results

Net sales for the 52-week period ended January 30, 2021, increased 19.9% to $1.42 billion compared with $1.18 billion for the 52-week period ended February 1, 2020. Comparable sales increased 22.2%. Brick and mortar comparable sales were up 13.3%, and e-commerce comparable sales increased 89.3%, representing 16.7% of total sales on a full year basis compared to 10.4% of total sales in the comparable period last year.

Gross margin was 35.5% of net sales for the 52-week period ended January 30, 2021, compared with 32.4% for the 52-week period ended February 1, 2020. Excluding City Gear acquisition and integration costs incurred in both years, inventory reserve adjustments in the current year and strategic store alignment costs incurred in the prior year, adjusted gross margin was 35.8% of net sales for the 52-week period ended January 30, 2021, compared with 32.4% of net sales for the 52-week period ended February 1, 2020.

SG&A expenses, including goodwill impairment, were 26.5% of net sales for the 52-week period ended January 30, 2021, compared with 26.9% of net sales for the 52-week period ended February 1, 2020. Leverage generated from increased sales revenue was the primary driver of the modest decline. On a non-GAAP basis, comparable SG&A expenses were 23.7% of net sales for the 52-week period ended January 30, 2021, compared with 25.2% of net sales for the 52-week period ended February 1, 2020.

Net income for the 52-week period ended January 30, 2021, was $74.3 million, or $4.36 per diluted share, compared to $27.3 million, or $1.52 per diluted share, for the 52-week period ended February 1, 2020. On an adjusted basis, net income for the 52-week period ended January 30, 2021, was $104.3 million, or $6.12 per diluted share, compared to $41.9 million, or $2.33 per diluted share, for the 52-week period ended February 1, 2020.

Exhibit 99.1
During Fiscal 2021, we opened 16 new stores, rebranded 12 Hibbett stores to City Gear stores and closed 42 stores. Store closures were composed of underperforming stores and rebrands.

Fiscal 2022 Outlook

Although it is difficult to forecast future results due to the challenges posed by the ongoing COVID-19 pandemic and uncertainty regarding the business environment, further stimulus payments and potential labor and tax legislation, we are providing limited forward guidance regarding our outlook for Fiscal 2022, which ends January 29, 2022.

Our projected financial results for Fiscal 2022 are influenced by many factors, several of which are discussed below:
•We believe we have attracted new customers to our store locations and to our omni-channel platform in Fiscal 2021 due to pent-up demand, market disruption and government stimulus payments. Many of these new customers made repeat purchases. We expect to continue to attract and retain new customers during Fiscal 2022.
•Accelerating consumer adoption of e-commerce, which we believe is likely a permanent change, will continue to benefit our omni-channel business.
•Our strong vendor relationships allow us to meet customer demand for fashion inspired athletic footwear, apparel and accessories both in-store and online.
•Other initiatives, including net low double digit store growth per brand, an improved in-store experience resulting from our store refresh program, increased speed to market via supply chain enhancements and an improved focus on our sales culture.

Specific items not factored into our outlook include further government stimulus payments, unannounced and/or unexpected market disruption, changes to the Federal minimum wage, increases in corporate tax rates and shifts in consumer spending habits.

Based on the considerations above, we forecast the following GAAP results for Fiscal 2022 in comparison to Fiscal 2021:
•Comparable sales ranging from negative low-single digits to positive low-single digits;
•Gross margin decline of approximately 130 to 170 basis points;
•SG&A decline as a percent of sales ranging from 5 to 45 basis points;
•Diluted earnings per share in the range of $5.00 to $5.50, assuming an effective tax rate of approximately 25.0% and a weighted average diluted share count of approximately 17.0 million.

Additionally, non-GAAP results for Fiscal 2022 are not expected to materially differ from our GAAP results.

During Fiscal 2022, we plan to invest $45.0 million to $50.0 million of capital on attractive organic growth opportunities that we believe will lead to higher sales and on various infrastructure projects that will enhance our distribution and back office efficiency. We believe that these growth opportunities will enhance the consumer experience in stores and online and modernize our technology and processes. In addition to our capital expenditure plans, we intend to opportunistically allocate capital to share repurchases and currently have approximately $136.3 million remaining under our share repurchase authorization.

Investor Conference Call and Simulcast

Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 5, 2021, to discuss fourth quarter and Fiscal 2021 results. The number to call for the live interactive teleconference is (212) 231-2938. A replay of the conference call will be available until March 12, 2021, by dialing (402) 977-9140 and entering the passcode, 21991660. A slide deck of supporting information that will be referenced during the call can be found at hibbett.com under the Investor Relations tab, or at https://hibbettsportsinc.gcs-web.com/.

The Company will also provide an online Web simulcast and rebroadcast of its fourth quarter conference call. The live broadcast of Hibbett’s quarterly conference call will be available online at www.hibbett.com under the Investor

Exhibit 99.1
Relations tab on March 5, 2021, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and be available for replay for 30 days.

About Hibbett Sports, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,067 stores under the Hibbett Sports and City Gear brands, primarily located in small and mid-sized communities. Founded in 1945, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear and apparel from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases by visiting www.hibbett.com. Purchases can be made online or by visiting their nearest store. Follow us @hibbettsports and @citygear on Facebook, Instagram, and Twitter.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted net income, earnings per share, gross margin, SG&A expenses and operating income as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations and the financial results of peer companies, as they exclude the effects of items that may not be indicative of, or are unrelated to, our underlying operating results, such as expenses related to the COVID-19 pandemic, the acquisition and integration of City Gear and our accelerated store closure plan in Fiscal 2020. The costs related to the COVID-19 pandemic include impairment charges of goodwill, tradename and other assets and lower of cost or net realizable value inventory reserve charges. The costs related to the acquisition and integration of City Gear include amortization of inventory step-up value, professional service fees, change in valuation of the contingent earnout, legal and accounting fees. Costs related to the strategic realignment plan included lease and equipment impairment costs, third party liquidation fees, store exit costs, and residual net lease costs and were specific to Fiscal 2020.

While our management uses these non-GAAP financial measures as a tool to enhance their ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections titled “GAAP to Non-GAAP Reconciliation” that accompany this press release.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2022 outlook, including future capital expenditures and share repurchases, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, the impact of the COVID-19 pandemic on our business, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking

Exhibit 99.1
statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including the COVID-19 pandemic, or other significant or catastrophic events; fluctuations in the costs of our products; acceleration of costs associated with the protection of the health of our employees and customers; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from acquisition, including our acquisition of City Gear, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99.1
HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended				52-Weeks Ended
	January 30, 2021		February 1, 2020		January 30, 2021		February 1, 2020
		% to Sales		% to Sales		% to Sales		% to Sales
Net sales	$376,830		$313,024		$1,419,657		$1,184,234
Cost of goods sold	237,123	62.9%	214,281	68.5%	915,169	64.5%	800,783	67.6%
Gross margin	139,707	37.1%	98,743	31.5%	504,488	35.5%	383,451	32.4%
Store operating, selling and administrative expenses	101,017	26.8%	83,927	26.8%	356,856	25.1%	318,011	26.9%
Goodwill impairment	—	—%	—	—%	19,661	1.4%	—	—%
Depreciation and amortization	7,688	2.0%	7,023	2.2%	29,583	2.1%	29,323	2.5%
Operating income	31,002	8.2%	7,793	2.5%	98,388	6.9%	36,117	3.0%
Interest (expense) income, net	(28)	—%	32	—%	(436)	—%	211	—%
Income before provision for income taxes	30,974	8.2%	7,825	2.5%	97,952	6.9%	36,328	3.1%
Provision for income taxes	7,042	1.9%	1,824	0.6%	23,686	1.7%	8,984	0.8%
Net income	$23,932	6.4%	$6,001	1.9%	$74,266	5.2%	$27,344	2.3%

Basic earnings per share	$1.45		$0.35		$4.49		$1.54
Diluted earnings per share	$1.39		$0.34		$4.36		$1.52

Weighted average shares outstanding:
Basic	16,534		17,202		16,547		17,746
Diluted	17,203		17,574		17,037		17,957

Percentages may not foot due to rounding.

Exhibit 99.1
HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	January 30, 2021	February 1, 2020
Assets
Cash and cash equivalents	$209,290	$66,078
Inventories, net	202,038	288,011
Other current assets	28,472	18,423
Total current assets	439,800	372,512

Property and equipment, net	107,159	100,956
Operating right-of-use assets	216,224	229,155
Finance right-of-use assets, net	3,285	2,250

Goodwill	—	19,661
Tradename intangible asset	23,500	32,400
Deferred income taxes, net	14,625	8,996
Other assets, net	3,573	3,829
Total assets	$808,166	$769,759

Liabilities and Stockholders’ Investment
Accounts payable	$107,215	$131,662
Operating lease obligations	58,613	60,649
Finance lease obligations	956	886
Other accrued expenses	58,536	40,464
Total current liabilities	225,320	233,661

Long-term operating lease obligations	186,133	190,699
Long-term finance lease obligations	2,599	1,704
Other noncurrent liabilities	3,078	14,712
Stockholders’ investment	391,036	328,983
Total liabilities and stockholders’ investment	$808,166	$769,759

Exhibit 99.1
HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended		52-Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Sales Information
Net sales increase	20.4%	2.3%	19.9%	17.4%
Comparable sales increase	21.9%	4.0%	22.2%	5.3%

Store Count Information
Beginning of period	1,074	1,097	1,081	1,163
New stores opened	10	4	16	13
Rebranded stores	4	3	12	11
Stores closed	(21)	(23)	(42)	(106)
End of period	1,067	1,081	1,067	1,081

Estimated square footage at end of period (in thousands)	6,022	6,102

Balance Sheet Information
Average inventory per store	$189,351	$266,430

Share Repurchase Information
Shares purchased under our stock repurchase program	150,318	532,702	578,336	1,564,642
Cost (in thousands)	$6,969	$14,114	$16,718	$34,904
Settlement of net share equity awards	7,493	—	42,449	29,432
Cost (in thousands)	$414	$—	$897	$555

Exhibit 99.1
HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	13-Week Period Ended January 30, 2021
	GAAP Basis (As Reported)	Acquisition(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$237,123	$—	$—	$237,123	62.9%
Gross margin	$139,707	$—	$—	$139,707	37.1%
SG&A expenses	$101,017	$229	$—	$100,788	26.7%
Operating income	$31,002	$229	$—	$31,231	8.3%
Provision for income taxes	$7,042	$52	$—	$7,094	1.9%
Net income	$23,932	$177	$—	$24,109	6.4%
Diluted earnings per share	$1.39	$0.01	$—	$1.40

1) Excluded acquisition amounts during the 13-week period ended January 30, 2021, related to the acquisition of City Gear, LLC, consist of change in the valuation of contingent earnout.
2) There were no excluded amounts related to the COVID-19 pandemic during the 13-week period ended January 30, 2021.

	13-Week Period Ended February 1, 2020
	GAAP Basis (As Reported)	Acquisition(1)	Strategic Realignment(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$214,281	$—	$(764)	$215,045	68.7%
Gross margin	$98,743	$—	$(764)	$97,979	31.3%
SG&A expenses	$83,927	$4,180	$502	$79,245	25.3%
Operating income	$7,793	$4,180	$(262)	$11,711	3.7%
Provision for income taxes	$1,824	$975	$(61)	$2,738	0.9%
Net income	$6,001	$3,205	$(201)	$9,005	2.9%
Diluted earnings per share	$0.34	$0.18	$(0.01)	$0.51

1) Excluded acquisition costs represent costs incurred during the 13-week period ended February 1, 2020, related to the acquisition of City Gear, LLC, consist primarily of change in the valuation of contingent earnout and legal, accounting and professional fees.
2) Excluded strategic realignment amounts during the 13-week period ended February 1, 2020, related to our accelerated store closure plan, consist of gain on operating leases net of accelerated amortization on right-of-use assets in cost of goods sold and professional fees, impairment costs and loss on fixed assets in SG&A.

Exhibit 99.1
HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	52-Week Period Ended January 30, 2021
	GAAP Basis (As Reported)	Acquisition(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$915,169	$—	$3,043	$912,126	64.2%
Gross margin	$504,488	$—	$3,043	$507,531	35.8%
SG&A expenses	$356,856	$4,608	$15,743	$336,505	23.7%
Goodwill impairment	$19,661	$—	$19,661	—	—%
Operating income	$98,388	$4,608	$38,447	$141,443	10.0%
Provision for income taxes	$23,686	$1,394	$11,645	$36,725	2.6%
Net income	$74,266	$3,214	$26,802	$104,282	7.3%
Diluted earnings per share	$4.36	$0.19	$1.57	$6.12

1) Excluded acquisition amounts during the 52-week period ended January 30, 2021, related to the acquisition of City Gear, LLC, consist primarily of change in the valuation of contingent earnout and accounting and professional fees.
2) Excluded amounts during the 52-week period ended January 30, 2021, related to the COVID-19 pandemic, consist primarily of net non-cash lower of cost or market reserve charges in cost of goods sold and impairment costs (goodwill, tradename and other assets) in SG&A.

	52-Week Period Ended February 1, 2020
	GAAP Basis (As Reported)	Acquisition(1)	Strategic Realignment(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$800,783	$956	$(1,120)	$800,947	67.6%
Gross margin	$383,451	$956	$(1,120)	$383,287	32.4%
SG&A expenses	$318,011	$17,432	$2,031	$298,548	25.2%
Operating income	$36,117	$18,388	$911	$55,416	4.7%
Provision for income taxes	$8,984	$4,547	$225	$13,756	1.2%
Net income	$27,344	$13,841	$686	$41,871	3.5%
Diluted earnings per share	$1.52	$0.77	$0.04	$2.33

1) Excluded acquisition amounts during the 52-week period ended February 1, 2020, related to the acquisition of City Gear, LLC, consist primarily of the amortization of inventory step-up in cost of goods sold and change in the valuation of contingent earnout, legal, accounting and professional fees in SG&A.
2) Excluded strategic realignment amounts during the 52-week period ended February 1, 2020, related to our accelerated store closure plan, consist primarily of gain on operating leases net of accelerated amortization on right-of-use assets in cost of goods sold and professional fees, impairment costs and loss on fixed assets in SG&A.
End of Exhibit 99.1